                                                                    EXHIBIT h(2)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                November 16, 2001

Boston Financial Data Services, Inc.
1250 Hancock Street
Suite 300N
Quincy, Massachusetts 02169

Dear Sirs:

         In accordance with Article 10 of the Transfer Agency and Service Agreement, dated February 5, 2001 (the "Agreement"), between Credit Suisse Institutional Money Market Fund, Inc. (the "Fund") and Boston Financial Data Services, Inc. ("BFDS"), the Fund hereby notifies BFDS of the Fund's desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Prime Portfolio and the Government Portfolio, two series of shares of the Fund.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,

                                       CREDIT SUISSE INSTITUTIONAL MONEY
                                       MARKET FUND, INC.

                                       By: /s/ Hal Liebes
                                           --------------
                                           Name: Hal Liebes
                                           Title: Vice President and Secretary

Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By:____________________________________
   Name:
   Title: